Exhibit 99.1

Lotus Pharmaceuticals Announces Third Quarter 2011 Financial Results

BEIJING , Nov. 11, 2011 /PRNewswire-Asia-FirstCall/ -- Lotus Pharmaceuticals, Inc. (OTCBB: LTUS.OB - News) (“Lotus” or the “Company”), a profitable developer, manufacturer and seller of medicine and drugs in the People’s Republic of China (“PRC”), today announced its financial results for the third fiscal quarter ended September 30, 2011 . Summary financial data is provided below:

Third Quarter 2011 Financial Highlights

•	Revenues for the third quarter of fiscal year 2011 increased by 4.0% year-over-year to $19.0 million , up from $18.3 million in the third quarter of 2010

○	Wholesale revenue was $15.3 million , or 80.2% of total revenues

○	Retail revenues were $3.8 million , or 19.8% of total revenues

•	Gross margin for the third quarter was 17.4% based on gross profit of $3.3 million , compared with a 56.7% margin in the same period last year

•	Net income for the third quarter decreased 81.3% to $1.3 million , compared with $6.7 million for the third quarter of 2010

•	Earnings per diluted share were $0.04 for the quarter, compared with diluted EPS of $0.25 achieved in the same period a year ago

Chairman and Chief Executive Officer Mr. Zhongyi Liu stated, “As we focused our efforts on the construction of our headquarter facility in 2011, there were some major changes on the competitive landscape for our business, which put significant pressure on our gross margins. Retail sales continue to deliver solid results with 27.4% growth in revenue versus the same period in 2010, driven primarily by our Over-the-Counter division’s continued growth. Construction of our Beijing facility continues to progress and the facility is near completion. We anticipate additional capacity for growth and significant efficiency improvements once we move into the new building by the end of the year.”

Mr. Liu continued, “Lotus has a well-established nationwide sales and distribution network, and strong product development capabilities. With the completion of our new headquarters, we believe we are well positioned with respect to the ongoing consolidation of the Chinese pharmaceutical industry.”

Third Quarter 2011 Results of Operations

Revenues

Revenues for the three months ended September 30, 2011 were $19.0 million as compared to $18.3 million for the three months ended September 30, 2010 . The increase of $0.7 million , or 4.0%, was primarily due to the continued expansion of our OTC sales division. Wholesale revenue stayed roughly flat year-over-year at $15.3 million , or 80.2% of total revenues. Retail revenues increased 27.4% year-over-year to $3.8 million , or 19.8% of total revenues.

Gross Profit

Gross profit for the three months ended September 30, 2011 were $3.3 million as compared to $10.4 million for the three months ended September 30, 2010 . Costs of sales for the three-month period were $15.7 million as compared to $7.9 million for the same period a year ago. The Company’s gross margin was 17.4% and 56.7%, for the three months ended September 30, 2011 and 2010, respectively.

Income from Operations

Operating income for the three months ended September 30, 2011 amounted to $1.3 million as compared to $6.8 million for the three months ended September 30, 2010 . Operating expenses for the three-month period totaled $2.0 million as compared to $3.6 million for the same period in 2010. The decrease in operating expenses was primarily due to the decrease in selling expenses and G&A expenses, partially offsetting by the increase in R&D expenses.

Net Income

Net income for the three months ended September 30, 2011 was $1.3 million as compared to $6.7 million for the three months ended September 30, 2010 , due to the reasons set forth above. Earnings per diluted share were $0.04 for the quarter, compared with diluted EPS of $0.25 for the same period a year ago.

Liquidity and Capital Resources

As of September 30, 2011 , the Company’s current assets were $7.6 million and current liabilities were $14.2 million . Cash and cash equivalents totaled $0.2 million as of September 30, 2011 . The Company’s shareholders’ equity at September 30, 2011 was $99.5 million . The Company generated $10.6 million in cash from operating activities for the nine months ended September 30, 2011, compared to $19.0 million for the same period in 2010. The Company used $11.8 million in net cash for investing activities for the nine months ended September 30, 2011 , compared to $22.1 million for the same period in 2010.

Recent Business Highlights

•

The Company continues to make progress in the construction of its headquarters building in Chaoyang District, Beijing , and the project is now near completion. The company expects to finish the construction and move into the facility by the end of the year. This state-of-the-art building will host the Company’s GMP manufacturing facility, a storage warehouse, an R&D center, a sales and marketing center, and administrative offices, as well as employee apartments.

Business Outlook for 2011

2011 is a transitional year for Lotus Pharmaceuticals, as the Company focuses its efforts on completing its new headquarters and shifting its focus to the wholesale business in Beijing and the surrounding areas. After the completion of the headquarters, the Company expects the growth of revenue and profitability will resume, driven primarily by the wholesale business in Beijing .

Conference Call and Webcast

Management will host a conference call to discuss these financial results on Monday, November 14, 2011 at 10:00 a.m. EST ( 7:00 a.m. PST ).

To participate in the call, please dial (877) 941-4774, or (480) 629-9760 for international calls, approximately 10 minutes prior to the scheduled start time.

A replay of the call will be available for two weeks from 1:00 p.m. EST on November 14, 2011 , until 11:59 p.m. EST on November 28, 2011 . The number for the replay is (877) 870-5176, or (858) 384-5517 for international calls; the passcode for the replay is 4487388.

About Lotus Pharmaceuticals, Inc.

Lotus Pharmaceuticals, Inc. is a profitable developer and producer of drugs and a licensed national seller of pharmaceutical items in the People’s Republic of China (PRC). Lotus operates its business through its two controlled entities: Liang Fang Pharmaceutical, Ltd. and En Ze Jia Shi Pharmaceutical, Ltd. Lotus’ current drug development is focused on the treatment of cerebro-cardiovascular diseases, asthma and diabetes. Liang Fang sells drugs directly and indirectly through its national sales channels to hospitals, clinics and drugs stores in 30 provinces of the PRC.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the U.S. Securities and Exchange Commission.

Contacts:

Xing Shen , Ph.D.
VP of Corporate Development
Lotus Pharmaceuticals, Inc.
Ph: 415-690-7688
Email: shen@lotuspharma.com
Web: http://www.lotuspharma.com

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

NET REVENUES:
Wholesale	$15,276,053	$15,347,372	$38,585,730	$42,309,596
Retail	3,768,485	2,957,488	12,070,485	9,652,235

Total Net Revenues	19,044,538	18,304,860	50,656,215	51,961,831

COST OF REVENUES:
Wholesale	12,855,958	5,791,825	27,287,898	16,318,673
Retail	2,874,778	2,133,906	9,014,537	6,956,438

Total Cost of Revenues	15,730,736	7,925,731	36,302,435	23,275,111

GROSS PROFIT	3,313,802	10,379,129	14,353,780	28,686,720

OPERATING EXPENSES:
Selling expenses	846,919	2,452,629	2,987,630	6,996,741
Research and development expenses	470,311	21,517	1,889,535	21,517
General and administrative expenses	728,164	1,145,412	4,170,350	3,242,617

Total Operating Expenses	2,045,394	3,619,558	9,047,515	10,260,875

INCOME FROM OPERATIONS	1,268,408	6,759,571	5,306,265	18,425,845

OTHER INCOME (EXPENSE):
Debt issuance costs	—	—	—	(52,226)
Other income	47,717	200,074	141,331	597,016
Interest income	439	525	2,005	2,711
Interest expense	(63,223)	(59,896)	(187,256)	(551,726)

Total Other Income (Expense)	(15,067)	140,703	(43,920)	(4,225)

INCOME BEFORE INCOME TAXES	1,253,341	6,900,274	5,262,345	18,421,620

INCOME TAXES	—	200,348	149	470,514

NET INCOME	1,253,341	6,699,926	5,262,196	17,951,106

OTHER COMPREHENSIVE INCOME:
Foreign currency translation gain	930,264	1,426,434	3,054,039	1,760,632

COMPREHENSIVE INCOME	$2,183,605	$8,126,360	$8,316,235	$19,711,738

NET INCOME PER COMMON SHARE:
Basic	$0.05	$0.25	$0.19	$0.69
Diluted	$0.04	$0.25	$0.19	$0.67

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	27,784,732	26,697,892	27,675,063	26,000,584
Diluted	28,094,644	27,047,556	27,985,245	26,872,434

LOTUS PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2011	December 31, 2010
ASSETS

CURRENT ASSETS:
Cash	$158,908	$1,339,972
Accounts receivable	6,000,546	1,973,150
Inventories	1,268,875	634,583
Prepaid expenses and other current assets	128,805	593,759

Total Current Assets	7,557,134	4,541,464

PROPERTY AND EQUIPMENT, net	52,280,950	39,337,935

OTHER ASSETS
Land use right held for development or sale	30,195,957	29,236,891
Deposits and Installments on intangible assets	9,840,982	9,528,419
Land use rights, net	13,111,904	12,932,421
Other intangible assets, net	7,169,988	7,607,485

Total Assets	$120,156,915	$103,184,615

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,499	$37,829
Other payables and accrued liabilities	723,557	3,441,466
Taxes payable	10,595,533	2,024,565
Unearned revenue	530,987	504,442
Dividend payable	5,743	—
Due to related parties	2,342,828	2,042,376

Total Current Liabilities	14,201,147	8,050,678

LONG-TERM LIABILITIES:
Due to related parties	1,087,879	869,067
Notes payable - related parties	5,413,778	5,241,829

Total Liabilities	20,702,804	14,161,574

COMMITMENTS AND CONTIGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock ($.001 par value; 10,000,000 shares authorized; 619,824 and 607,107 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively)	620	607
Common stock ($.001 par value; 100,000,000 shares authorized; 27,800,927 and 26,763,485 shares issued and outstanding at September 30, 2011 and December 31, 2010, respectively)	27,801	26,763
Additional paid-in capital	23,809,738	21,679,147
Retained earnings	59,170,490	53,925,101
Statutory reserves	6,240,202	6,240,202
Accumulated other comprehensive income	10,205,260	7,151,221

Total stockholders’ Equity	99,454,111	89,023,041

Total Liabilities and Stockholders’ Equity	$120,156,915	$103,184,615